SEWARD & KISSEL LLP
                              1200 G Street, N.W.
                              Washington, DC 20005

                           Telephone: (202) 737-8833
                           Facsimile: (202) 737-5184
                                 www.sewkis.com

                                                      January 30, 2012

AllianceBernstein Municipal Income Fund, Inc.
1345 Avenue of the Americas
New York, New York 10105

Ladies and Gentlemen:

      We have acted as counsel for AllianceBernstein Municipal Income Fund, Inc., a Maryland corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of an indefinite number of shares of Class A Common Stock, Class B Common Stock, Class C Common Stock and Advisor Class Common Stock, as applicable, of the Company's California Portfolio, National Portfolio and New York Portfolio and the Class A Common Stock, Class C Common Stock and Advisor Class Common Stock, as applicable, of the AllianceBernstein High Income Municipal Portfolio (the "Portfolios"), par value $.001 per share (each, a "Class" and collectively, the "Shares"). The Company is registered under the Investment Company Act of 1940, as amended, as an open-end management investment company.

      As counsel for the Company, we have participated in the preparation of the Post-Effective Amendment to the Company's Registration Statement on Form N-1A to be filed with the Securities and Exchange Commission (the "Commission") to become effective on January 31, 2012 pursuant to paragraph (b) of Rule 485 under the Securities Act (as so amended, the "Registration Statement") in which this letter is included as Exhibit (i). We have examined the Charter and By-laws of the Company and all amendments and supplements thereto and have relied upon such corporate records of the Company and such other documents and certificates as to factual matters as we have deemed to be necessary to render the opinion expressed herein.

      Based on such examination, we are of the opinion that the Shares to be offered for sale pursuant to the Registration Statement are, to the extent of the number of Shares of the relevant Classes of the Portfolios authorized to be issued by the Company in its Charter, duly authorized, and, when sold, issued and paid for as contemplated by the Registration Statement, will have been validly issued and will be fully paid and nonassessable under the laws of the State of Maryland.

      We do not express an opinion with respect to any laws other than laws of Maryland applicable to the due authorization, valid issuance and non-assessability of shares of common stock of corporations formed pursuant to the provisions of the Maryland General Corporation Law. Accordingly, our opinion does not extend to, among other laws, the federal securities laws or the securities or "blue sky" laws of Maryland or any other jurisdiction.

      We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to our firm under the caption "General Information-Counsel" in the Part B thereof.

                                                      Very truly yours,

                                                      /s/ Seward & Kissel LLP

SK 00250 0157 1257790